SCHEDULE A
  To the Advisory Agreement dated March 1, 1997 between Key Asset Management
                                     Inc.
 (the "Adviser") and The Victory Portfolios, on behalf of the following Funds

                                             Fee, at an annual rate,
                                             expressed as a percentage of
Name of Fund                                 average daily net assets.*

1.    Balanced Fund                          0.80%
2.    Convertible Securities Fund            0.75%
3.    Diversified Stock Fund                 0.65%
4.    Equity Income Fund                     0.75%
5.    Federal Money Market Fund              0.25%
6.    Financial Reserves Fund                0.50%
7.    Fund for Income                        0.50%
8.    Growth Fund                            0.75%
9.    Institutional Money Market Fund        0.20%
10.   Intermediate Income Fund               0.75%
11.   International Growth Fund              1.10%
12.   LifeChoice Conservative Investor Fund  0.20%
13.   LifeChoice Growth Investor Fund        0.20%
14.   LifeChoice Moderate Investor Fund      0.20%
15.   Maine Municipal Bond Fund              0.55%
      (Intermediate)
16.   Maine Municipal Bond Fund              0.55%
      (Short-Intermediate)
17.   Michigan Municipal Bond Fund           0.60%
18.   National Municipal Bond Fund           0.55%
19.   National Municipal Bond Fund (Long)    0.60%
20.   National Municipal Bond                0.55%
      (Short-Intermediate)
21.   New York Tax-Free Fund                 0.55%
22.   Ohio Municipal Bond Fund               0.60%
23.   Ohio Municipal Money Market Fund       0.50%
24.   Prime Obligations Fund                 0.35%
25.   Small Company Opportunity Fund         0.65% on the first $100 million,
                                             0.55% on the next $100 million,
                                             0.45% in excess of $200 million.
26.   Special Value Fund                     0.80%
27.   Stock Index Fund                       0.60%
28.   Tax-Free Money Market Fund             0.35%
29.   Value Fund                             0.75%

Amended as of October 15, 2001.




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*   Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time. Any such voluntary waiver will be irrevocable and determined in advance of rendering investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.